Exhibit 99.1

PHAZAR CORP Appoints Robert E. Fitzgerald as President, Chief Executive Officer and Director

MINERAL WELLS, Texas--(BUSINESS WIRE)--October 3, 2012--PHAZAR CORP, (NASDAQ: ANTP) today announced that Robert E. Fitzgerald has been appointed to serve as President, Chief Executive Officer and Director of the Company effective October 1, 2012. Mr. Fitzgerald’s current term as a director will expire at the Company's next annual meeting of shareholders. Mr. Fitzgerald, of Fort Worth, Texas attended U.C.L.A and earned a degree in economics. Mr. Fitzgerald also attended U.C.L.A and received his Juris Doctorate.

Mr. Fitzgerald served as Chief Executive Officer of Proxim Wireless (fka YDI/Terabeam) from March, 1999 until February, 2008. Mr. Fitzgerald has also served as Consultant of Ubiquiti Networks from April, 2009 until August, 2010, including a portion as President. Mr. Fitzgerald is Chairman of the Board of SeeView Security Inc., a Director of Steely Eye, Ltd. and an officer and investor in a number of entities under the control or direction of QAR, LLC. Mr. Fitzgerald currently serves as President of QAR, LLC since February, 2008. QAR, LLC provides debt and equity capital to companies.

Mr. Fitzgerald replaces Mr. Garland P. Asher who resigned as President, Chief Executive Officer and Chairman of the Board of PHAZAR CORP and all positions of the subsidiaries of PHAZAR CORP on October 1, 2012. Mr. Asher served on the Board of Directors since 2008.

The Board of Directors of PHAZAR CORP appointed Gary W. Havener to serve as Chairman of the Board. Mr. Havener qualifies as an independent director as defined by NASDAQ Marketplace Rule 5605(a)(2).

Product information is available at www.antennaproducts.com and www.phazar.com.

The common stock of PHAZAR CORP is listed on the NASDAQ Capital Market under the trading symbol “ANTP”. This press release contains forward-looking information within the meaning of Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performances and underlying assumption and other statements, which are other than statements of historical facts. Certain statements contained herein are forward-looking statements and, accordingly, involve risks and uncertainties, which could cause actual results, or outcomes to differ materially from those expressed in the forward-looking statements. The Company’s expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, including without limitations, management’s examination of historical operating trends, data contained in the Company’s records and other data available from third parties, but there can be no assurance that management’s expectations, beliefs or projections will result, or be achieved, or accomplished.

CONTACT:
Antenna Products Corporation
Kathy Kindle, 940-325-3301
Fax: 940-325-0716
kindle@phazarcorp.com